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                          APACHE MEDICAL SYSTEMS, INC.
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)

                                                                                Twelve months                      Twelve months
                                                                                    ended                               ended
                                                                                Dec 31, 1996                        Dec 31, 1995
                                                                               --------------                     ---------------
Income applicable to common shares:

Net loss                                                                             $(5,661)                            $(3,808)

Increase in earnings resulting from conversion of convertible debt (1)                    316                                 154
                                                                               --------------                     ---------------

                 Loss applicable to common shares                                    $(5,346)                            $(3,654)
                                                                               ==============                     ===============

Weighted average common shares outstanding:

       Weighted average number of common
            shares from Initial Public Offering                                         1,139                                   -

       Weighted average number of common
            Shares outstanding (2)                                                      1,076                               1,076

       Conversion of preferred shares (3)                                               3,369                               3,339

       Conversion of convertible debt (3)                                                 122                                 122

       Cheap stock options and warrants (3)                                                56                                  74
                                                                               --------------                     ---------------

                 Weighted average common shares                                         5,762                               4,611
                                                                               ==============                     ===============

       Loss per common share                                                          $(0.93)                             $(0.79)
                                                                               ==============                     ===============
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(1)    Assumes the Conversion took place January 1, 1995.

(2) After considering the 1 for 2.86 reverse stock split effective June 18, 1996.

(3)    Pursuant with the Securities Exchange commission Staff Accounting
       Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the filing of the initial public offering, even when antidilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the expected initial public offering price of $12.00 per share.